Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” Registration Statement (Form S-3) and related Prospectus of Brocade Communications Systems, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units up to an aggregate of $750,000,000 and to the incorporation by reference therein of our report dated February 26, 2008, with respect to the consolidated financial statements of Foundry Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
August 21, 2008